Exhibit 99.2
CDW Corporation
Transcript of Recorded Voice Message to CDW Coworkers
John Edwardson
May 30, 2007
CDW Corporation will file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the proposed merger between CDW and Madison Dearborn Partners, LLC. CDW SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. CDW shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. CDW shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to CDW Corporation, 200 N. Milwaukee Ave., Vernon Hills, Illinois 60061, Attention: Corporate Secretary, telephone: (847) 465-6000, or from CDW’s website, http://www.cdw.com.
CDW and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of CDW with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in CDW’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of CDW common stock as of March 31, 2007 is also set forth in CDW’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007.
Statements about the expected timing, completion and effects of the proposed merger between CDW and Madison Dearborn Partners, LLC, and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. CDW may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval, the failure of financing or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by CDW with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation CDW’s Annual Report on Form 10-K for the year ended December 31, 2006.

CDW Corporation
Transcript of Recorded Voice Message to CDW Coworkers
John Edwardson
May 30, 2007

John Edwardson:	Good morning. This is John Edwardson. By now I’m sure that most of you have heard the significant news that we announced yesterday. On Tuesday we signed an agreement to be acquired by a Chicago-based private equity firm, Madison Dearborn Partners. Madison Dearborn is buying CDW for $7.3 billion or $87.75 per share. The price represents a premium of 16% over last Friday’s closing price and a 31.4% premium over our average closing share price for the 90 days ending May 25, 2007. This transaction will make CDW a private company.

But before I go any further about financial news, I want to mention that we were unable to comment on the transaction until the agreement was signed, which happened yesterday afternoon. I know it was difficult for you to go through the day, but I want to thank you for understanding that as a public company we couldn’t comment on rumors even to you, our own coworkers. We’re very confident that Madison Dearborn Partners is committed to providing CDW the resources to help us continue to grow the Company. They want to build on your success while remaining true to the culture that we have developed. One of the things that Madison Dearborn especially appreciates about CDW is all of you, our coworkers and our management who make CDW the special Company that it is and who provides such a high level of service to our customers. Madison Dearborn and its advisors have literally spent thousands of hours evaluating and developing an understanding of both our Company and our industry. We have had many, many discussions with them about our growth strategies, including growing our sales team, enhancing even more the customer experience we have at CDW, and our future growth plans to make Berbee a national platform. They are very supportive of our strategies and will work with us to make sure that we have the resources necessary to execute our strategy and achieve our long-term objectives.

Let me give you a few more details about what we announced. At this stage we have completed just the first step of the process. Our Board of Directors is recommending that shareholders approve the transaction at a special meeting that will be held in the next few months. Since the auction process has not been public until now, our Board will approach potential other buyers to determine if someone is willing to offer a higher price. This is called a “go-shop period” and is expected to last 30 days. The transaction is expected to close late in the third quarter or early in the fourth quarter of 2007. The Board and your Executive Team believes this transaction as a compelling opportunity to immediately maximize shareholder value.

Let me tell you a bit on Madison Dearborn Partners because I’m sure you’re interested in hearing a little more about them. Madison Dearborn is based right here in Chicago. They spent thousands of hours evaluating our business and developing an understanding of our industry, as well as getting to know several members of our Executive Team. When considering an investment, Madison Dearborn looks for certain competitive characteristics. These include: great people, a strong management team, a leading market share, a track record of innovation, substantial free cash flow, a widely and well known brand name, a highly efficient and evincible distribution channel, as well as a scalable business model that has strong returns on capital. So you can understand why they see us as a great investment because CDW and all of you meet each and every one of these criteria. Management... Excuse me. Madison Dearborn already manages more than $14 billion in investments. Some of the investments that they have made, which you may know of, include Ruth’s Chris Steakhouse, PayPal, Boise Cascade, The Yankee Candle Company, as well as Cinemark.

You’ll be hearing the name of Ben Chereskin. Ben is a managing director and one of the founders of Madison Dearborn and will be our main contact there.

So you’re undoubtedly asking the question: What does this mean for all of you, our coworkers? You’ll be wondering how this news will affect your life at CDW. So let me try to answer some of the questions that may already be forming in your mind. First let me make very clear that our goal, strategies, and our values remain unchanged. We will continue to execute the plans that we have in place. I still intend to make sure that we reach $10 billion in revenue by the end of 2008. It’s important for every one of us to stay focused on serving our customers. We’ll continue to be open with you and candid with you and give you the best information we can to help you understand what is happening so that you can remain focused on doing your jobs and serving your customers well. There are a few facts that I would like to confirm with you. Madison Dearborn has agreed at a minimum to preserve current base and salary benefit levels at least through 2008. We’ll continue to work through the regular process that we have to determine yearly salary adjustments. Cash bonuses and cash incentive plans, for those of you that participate in those, will continue to be established by our management team subject to our business goals as well as your personal performance. We expect no job reductions as a result of the transaction. Madison Dearborn is attracted to our success and to the value that you, our coworkers have built in this great Company. As a private company, we would no longer be subject to NASDAQ rules and regulations and most public company reporting requirements. We will have a new Board of Directors selected by Madison Dearborn and will follow sound corporate governance processes as we have in the past. While it is too soon to tell you what changes will result from this transaction, change has always been a constant at CDW; and we’re always assessing our organizational structure to make sure it fits the needs of our business and our customers. Keep in mind though that Madison Dearborn wants to buy us because of the success and the value that you have created. They want us to be effective in serving our customers while continuing to innovate and develop new growth opportunities. As a result we do not anticipate any sweeping changes.

I also want to briefly address any thoughts you may have about our customers, our vendors, and our partners. This change should not affect our customers. CDW will be here for them just as we always have been. It’s important that you reassure any customers that hear this news and may have questions. Our potential new owners are just as dedicating to providing a superior customer experience as you have been, after all our ability to serve our customers is one of the main reasons they are interested in buying our company. Also our partners know that we will continue to provide a lot of value for them as they work with us to reach and serve our customers. We are also reaching to our partners to assure them that we will continue to work closely with them to pursue our growth strategies.

So let me wrap things up. You’ll find more information, including a copy of the press release, posted on cdw.com as well as on Coworker Net. In addition, your Executive Committee members will be hosting town hall meetings over the next few days to talk with you about this transaction and answer any questions you may have. In addition, you will find that your managers will be happy to answer your questions and, as always, feel free to send me an email or stop by my office if you’ve got a question you would like to ask me. We’re committed to providing you with as much as information as we can legally give you at this time. Please keep in mind that we may not be able to answer all of your questions.

I want to conclude by reminding you that you have created an extraordinary customer focus company that is the leader in our industry. That is one of the big reasons why Madison Dearborn is interested in us and will be making a significant investment to help us continue to grow and build on your success while remaining true to the CDW culture. Ultimately you, our coworkers, will benefit from the growth opportunities that will be created as we move forward through the years. So thank you once again and, as always, for your hard work and your great commitment to serving our customers. Nobody, nobody does it better than you. Thank you.

Please Note:	* Proper names/organizations spelling not verified. [sic] Verbatim, might need confirmation.